                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)

                            KITE REALTY GROUP TRUST
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                         Common Stock (Par Value $0.01)
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   49803T102
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                               December 31, 2013
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|x|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)


--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          Deutsche Bank AG*
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization

          Federal Republic of Germany
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        4,006,994
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           7,062,096
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          7,062,096
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          5.40%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          FI
--------------------------------------------------------------------------------

* In accordance with Securities Exchange Act Release No. 39538 (January 12,
1998), this filing reflects the securities beneficially owned by the Asset and Wealth Management business group (collectively, "AWM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of
DBAG.Consistent with Rule 13d-4 under the Securities Exchange Act of 1934
("Act") this filing shall not be construed as an admission that AWM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.


--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          Deutsche Investment Management Americas
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        708,900
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           708,900
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          708,900
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          0.54%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          IA, CO
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          Deutsche Bank Trust Company Americas
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        2,500
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           2,500
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          2,500
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          0.00%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          BK, CO
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          RREEF America, L.L.C.
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        3,287,300
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           6,342,402
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          6,342,402
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          4.85%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          IA, CO
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          Oppenheim Asset Management Services S.a.r.l
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization

          Luxembourg
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        8,294
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           8,294
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          8,294
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          0.01%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          IA, CO
--------------------------------------------------------------------------------


Item 1.

     (a) Name of Issuer:

        KITE REALTY GROUP TRUST

     (b) Address of Issuer's Principal Executive Offices:

        30 South Meridian Street, Suite 1100
        Indianapolis, IN 46204
        United States

Item 2.

     (a) Name of Person Filing:

         This statement is filed on behalf of Deutsche Bank AG
        ("Reporting Person").

     (b) Address of the Principal Office or, if none, residence:

         Taunusanlage 12
         60325 Frankfurt am Main
         Federal Republic of Germany

     (c) Citizenship:

         The citizenship of the Reporting Person is set forth on the cover page.

     (d) Title of Class of Securities:

         The title of the securities is common stock, $0.01 par value
        ("Common Stock").

     (e) CUSIP Number:

         The CUSIP number of the Common Stock is set forth on the cover page.

Item 3.  If this statement is filed pursuant to SS.240.13d-1(b) or 240.13d-2(b)
or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o).

     (b) |X| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                Deutsche Bank Trust Company Americas

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C 80a-8).

     (e) |X| An investment adviser in accordance with S.240.13d-1(b)(1)(ii)(E);

                Deutsche Investment Management Americas

                Oppenheim Asset Management Services S.a.r.l

                RREEF America, L.L.C.

     (f) |_| An employee benefit plan or endowment fund in accordance with
             S.240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with
             S. 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of
             1940 (15 U.S.C. 80a-3);

     (j) |X| A non-U.S. institution in accordance with Group, in accordance with
             Rule 13d-1 (b)(1)(ii)(J).

     (k) |_| Group, in accordance with S.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a) Amount beneficially owned:

         The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

     (b) Percent of class:

         The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

     (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote

                 The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

            (ii) Shared power to vote or to direct the vote

                 The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

           (iii) Sole power to dispose or to direct the disposition
                 of

                 The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

            (iv) Shared power to dispose or to direct the disposition

                 The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company or Control Person.

        Subsidiary                                      Item 3 Classification

        Deutsche Investment Management Americas         Investment Advisor

        Deutsche Bank Trust Company Americas            Bank

        Oppenheim Asset Management Services S.a.r.l     Investment Advisor

        RREEF America, L.L.C.                           Investment Advisor

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to a bank organized under the laws of the Federal Republic of Germany is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution. I also undertake to furnish to the
        Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Dated:     February 14, 2014

                                             Deutsche Bank AG
                                             By:        /s/ Cesar A. Coy
                                             Name:      Cesar A. Coy
                                             Title:     Vice President

                                             By:        /s/ Daniela Pondeva
                                             Name:      Daniela Pondeva
                                             Title:     Assistant Vice President